701 Brooks Avenue South
Thief River Falls, MN 56701 USA
toll-free: 800.344.4539
local: 218.681.6674
fax: 218.681.3380
www.digikey.com

# DISTRIBUTORSHIP AGREEMENT
# FIRST ADDENDUM

This First Addendum to the Distributorship Agreement dated May 15th, 2013, ("Agreement"), by and between CUI Inc. and Digi-Key Corporation, is entered into as of the date below.

1. Section 12 is deleted and replaced with the following:

12. Adjustment for Inventory.

(a) *Discontinuance.* For Products deleted (discontinued) from the Distributor Cost Schedule, the Company will work closely with appropriate Distributor personnel to communicate an advance notice to Distributor's customers to mitigate inventory liability as much as possible. After 90 days, the Company will consider a return of all unsold, discontinued/obsolete inventory.

(b) *Initial Inventory Return.* Unsold and slow moving Products purchased as initial inventory at the time of the Distributor's appointment as an authorized Distributor or at times when initially adding Products to the Distributor's stocking inventory will be fully (100%) returnable at the end of [redacted] months. The return date will be measured starting on purchase order date. Initial Inventory Returns shall be considered distinct and separate from standard inventory stock rotation terms and limitations. Product purchased not as initial inventory will be considered standard inventory and subject to the conditions set forth herein as eligible for return. This would also include those products purchased prior to the signing of this agreement.

(c) *Inventory Allowance.* The Distributor may utilize up to [redacted] of the net billings (sales) excluding new Products purchased as referenced in Section 12(b) by the Company to the Distributor in the preceding six (6) month period (allowance period) as an inventory allowance. Inventory Allowance amount will be calculated within the first business week of every January and July for prior allowance period. A credit from Company will be issued within 30 days of receiving a list of Product(s) intended for the Inventory Allowance. The credit will be calculated based on the purchase price paid by Distributor for Product(s) less any other credits received by Distributor. The Company may accept return of any Product on the list or

request Distributor to dispose of the Product. Distributor to provide a certificate of destruction for any Product(s) not returned to Company.

(d) *Slow Moving Inventory.* The Company will consider in good faith requests from the Distributor for special returns of inventory deemed slow to move. When these situations arise, special marketing/promotion arrangements can be initiated, or the Company can offer a referral, or credit the inventory if a direct customer is found that has demand for this inventory.

2. Except for the amendment herein, all other terms and conditions in the Distributorship Agreement shall remain unchanged and in full force and effect.

Agreed to this 16th day of October, 2013.

| | |
|---|---|
| **Digi-Key Corporation** | **CUI Inc.** |
| By | By: |
| Name: Tom Busher | Name: Matt McKenzie |
| Title: Vice President, Global IP&E | Title: President |